Exhibit 99.1

GOOGLE ANNOUNCES SECOND QUARTER 2009 RESULTS

MOUNTAIN VIEW, Calif. – July 16, 2009 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2009.

“Google had a very good quarter, especially given the continued macro-economic downturn. While most of the world’s largest economies shrank, Google’s year-over-year revenues were up 3%. These results highlight the enduring strength of our business model and our responsible efforts to manage expenses in a way that puts us in a good position for the economic upturn, when it occurs,” said Eric Schmidt, CEO of Google. “We remain focused on investing in technical innovation to drive growth in our core and new businesses.”

Q2 Financial Summary

Google reported revenues of $5.52 billion for the quarter ended June 30, 2009, an increase of 3% compared to the second quarter of 2008. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the second quarter of 2009, TAC totaled $1.45 billion, or 27% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the second quarter of 2009 was $1.87 billion, or 34% of revenues. This compares to GAAP operating income of $1.58 billion, or 29% of revenues, in the second quarter of 2008. Non-GAAP operating income in the second quarter of 2009 was $2.17 billion, or 39% of revenues. This compares to non-GAAP operating income of $1.85 billion, or 34% of revenues, in the second quarter of 2008.

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GAAP net income for the second quarter of 2009 was $1.48 billion as compared to $1.25 billion in the second quarter of 2008. Non-GAAP net income in the second quarter of 2009 was $1.71 billion, compared to $1.47 billion in the second quarter of 2008.

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GAAP EPS for the second quarter of 2009 was $4.66 on 319 million diluted shares outstanding, compared to $3.92 for the second quarter of 2008 on 318 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2009 was $5.36, compared to $4.63 in the second quarter of 2008.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the second quarter of 2009, the charge related to SBC was $293 million as compared to $273 million in the second quarter of 2008. The tax benefit related to SBC was $69 million in the second quarter of 2009 and $48 million in the second quarter of 2008. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q2 Financial Highlights

Revenues - Google reported revenues of $5.52 billion in the second quarter of 2009, representing a 3% increase over second quarter 2008 revenues of $5.37 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues - Google-owned sites generated revenues of $3.65 billion, or 66% of total revenues, in the second quarter of 2009. This represents a 3% increase over second quarter 2008 revenues of $3.53 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $1.68 billion, or 31% of total revenues, in the second quarter of 2009. This represents a 2% increase from second quarter 2008 network revenues of $1.66 billion.

International Revenues - Revenues from outside of the United States totaled $2.91 billion, representing 53% of total revenues in the second quarter of 2009, compared to 52% in the first quarter of 2009 and second quarter of 2008. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2009 through the second quarter of 2009, our revenues in the second quarter of 2009 would have been $44 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2008 through the second quarter of 2009, our revenues in the second quarter of 2009 would have been $497 million higher.

Revenues from the United Kingdom totaled $715 million, representing 13% of revenues in the second quarter of 2009, compared to 14% in the second quarter of 2008.

In the second quarter of 2009, we recognized a benefit of $124 million to revenues through our foreign exchange risk management program.

Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 15% over the second quarter of 2008 and decreased approximately 2% over the first quarter of 2009.

Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, decreased approximately 13% over the second quarter of 2008 and increased approximately 5% over the first quarter of 2009.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, decreased to $1.45 billion in the second quarter of 2009, compared to TAC of $1.47 billion in the second quarter of 2008. TAC as a percentage of advertising revenues was 27% in the second quarter of 2009, compared to 28% in the second quarter of 2008.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.24 billion in the second quarter of 2009. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $218 million in the second quarter of 2009.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, decreased to $655 million, or 12% of revenues, in the second quarter of 2009, compared to $674 million, or 13% of revenues, in the second quarter of 2008.

Operating Expenses - Operating expenses, other than cost of revenues, were $1.54 billion in the second quarter of 2009, or 28% of revenues, compared to $1.64 billion in the second quarter of 2008, or 31% of revenues.

Stock-Based Compensation (SBC) - In the second quarter of 2009, the total charge related to SBC was $293 million as compared to $273 million in the second quarter of 2008.

We currently estimate SBC charges for grants to employees prior to July 1, 2009 to be approximately $1.1 billion for 2009. This estimate does not include expenses to be recognized related to employee stock awards that are granted after June 30, 2009 or non-employee stock awards that have been or may be granted.

Operating Income - GAAP operating income in the second quarter of 2009 was $1.87 billion, or 34% of revenues. This compares to GAAP operating income of $1.58 billion, or 29% of revenues, in the second quarter of 2008. Non-GAAP operating income in the second quarter of 2009 was $2.17 billion, or 39% of revenues. This compares to non-GAAP operating income of $1.85 billion, or 34% of revenues, in the second quarter of 2008.

Interest and Other Income (Expense), Net - Interest and other income (expense), net decreased to an expense of $18 million in the second quarter of 2009, compared to an income of $58 million in the second quarter of 2008.

Income Taxes - Our effective tax rate was 20% for the second quarter of 2009.

Net Income - GAAP net income for the second quarter of 2009 was $1.48 billion as compared to $1.25 billion in the second quarter of 2008. Non-GAAP net income was $1.71 billion in the second quarter of 2009, compared to $1.47 billion in the second quarter of 2008. GAAP EPS for the second quarter of 2009 was $4.66 on 319 million diluted shares outstanding, compared to $3.92 for the second quarter of 2008, on 318 million diluted shares outstanding. Non-GAAP EPS for the second quarter of 2009 was $5.36, compared to $4.63 in the second quarter of 2008.

Cash Flow and Capital Expenditures - Net cash provided by operating activities for the second quarter of 2009 totaled $1.61 billion as compared to $1.77 billion for the second quarter of 2008. In the second quarter of 2009, capital expenditures were $139 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter of 2009, free cash flow was $1.47 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash - As of June 30, 2009, cash, cash equivalents, and short-term marketable securities were $19.3 billion.

On a worldwide basis, Google employed 19,786 full-time employees as of June 30, 2009, down from 20,164 full-time employees as of March 31, 2009.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s second quarter 2009 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

Following the earnings conference call, Google will host an additional question-and-answer session to provide an opportunity for financial analysts to ask more detailed product and financial questions. This follow-up call will begin today at 3:00 PM (PT) / 6:00 PM (ET) and also be webcast and available at http://investor.google.com/webcast.html.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our expected stock-based compensation charges and our plans to invest in our core and new businesses and make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which we expect to file with the SEC in August 2009. All information provided in this release and in the attachments is as of July 16, 2009 and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects of such items. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008*	June 30, 2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,656,672	$11,911,351
Marketable securities	7,189,099	7,432,655
Accounts receivable, net of allowance	2,642,192	2,701,912
Deferred income taxes, net	286,105	575,976
Income taxes receivable, net	—	145,843
Prepaid revenue share, expenses and other assets	1,404,114	1,067,116

Total current assets	20,178,182	23,834,853
Prepaid revenue share, expenses and other assets, non-current	433,846	406,136
Deferred income taxes, net, non-current	—	124,647
Non-marketable equity securities	85,160	93,925
Property and equipment, net	5,233,843	5,005,900
Intangible assets, net	996,690	856,386
Goodwill	4,839,854	4,836,913

Total assets	$31,767,575	$35,158,760

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$178,004	$221,914
Accrued compensation and benefits	811,643	589,862
Accrued expenses and other current liabilities	480,263	411,226
Accrued revenue share	532,547	550,199
Deferred revenue	218,084	227,761
Income taxes payable, net	81,549	—

Total current liabilities	2,302,090	2,000,962

Deferred revenue, non-current	29,818	31,675
Income taxes payable, net, non-current	890,115	1,232,984
Deferred income taxes, net, non-current	12,515	—
Other long-term liabilities	294,175	298,283

Stockholders’ equity:
Common stock	315	316
Additional paid-in capital	14,450,338	15,044,103
Accumulated other comprehensive income	226,579	81,434
Retained earnings	13,561,630	16,469,003

Total stockholders’ equity	28,238,862	31,594,856

Total liabilities and stockholders’ equity	$31,767,575	$35,158,760

* Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(unaudited)
Revenues	$5,367,212	$5,522,897	$10,553,255	$11,031,887

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $9,363, $13,592, $18,511, $26,129)	2,147,575	2,107,971	4,258,111	4,209,475
Research and development (including stock-based compensation expense of $187,281, $182,209, $381,081, $350,770)	682,210	707,626	1,355,279	1,349,269

Sales and marketing (including stock-based compensation expense of $42,593, $57,294, $85,169, $116,320)	484,552	469,039	931,450	902,980
General and administrative (including stock-based compensation expense of $33,539, $39,975, $68,794, $77,334)	474,910	364,367	884,215	812,678

Total costs and expenses	3,789,247	3,649,003	7,429,055	7,274,402

Income from operations	1,577,965	1,873,894	3,124,200	3,757,485
Interest and other income (expense), net	57,923	(17,718)	225,266	(11,508)

Income before income taxes	1,635,888	1,856,176	3,349,466	3,745,977
Provision for income taxes	388,497	371,631	794,989	838,604

Net income	$1,247,391	$1,484,545	$2,554,477	$2,907,373

Net income per share - basic	$3.97	$4.70	$8.15	$9.21

Net income per share - diluted	$3.92	$4.66	$8.04	$9.15

Shares used in per share calculation - basic	313,817	315,901	313,473	315,576

Shares used in per share calculation - diluted	318,023	318,536	317,708	317,878

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(unaudited)
Operating activities
Net income	$1,247,391	$1,484,545	$2,554,477	$2,907,373
Adjustments:
Depreciation and amortization of property and equipment	308,716	310,982	589,280	632,111
Amortization of intangibles and other	82,891	65,975	138,851	148,068
Stock-based compensation expense	272,776	293,070	553,555	570,553
Excess tax benefits from stock-based award activities	(43,878)	(4,515)	(94,979)	(36,359)
Deferred income taxes	(67,676)	(101,584)	(105,890)	(114,431)
Other, net	20,245	(1,678)	(24,658)	(23,087)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(72,883)	(139,118)	(296,376)	(41,728)
Income taxes, net	90,184	(388,271)	528,359	(63,518)
Prepaid revenue share, expenses and other assets	(141,219)	10,338	(182,803)	87,795
Accounts payable	(14,547)	19,936	39,237	41,815
Accrued expenses and other liabilities	87,026	41,172	(147,251)	(281,167)
Accrued revenue share	(6,326)	14,859	(16,450)	19,123
Deferred revenue	3,454	3,461	10,248	12,136

Net cash provided by operating activities	1,766,154	1,609,172	3,545,600	3,858,684

Investing activities
Purchases of property and equipment	(697,517)	(139,437)	(1,539,114)	(402,192)
Purchases of marketable securities	(2,101,798)	(5,390,722)	(4,921,310)	(10,635,567)
Maturities and sales of marketable securities	2,037,331	5,325,719	7,416,559	10,435,309
Investments in non-marketable equity securities	(10,554)	(9,681)	(9,492)	(28,431)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(186,095)	(3,021)	(3,312,270)	(5,093)

Net cash used in investing activities	(958,633)	(217,142)	(2,365,627)	(635,974)

Financing activities
Net (payments) proceeds related to stock-based award activities	(301)	46,731	(22,746)	9,995
Excess tax benefits from stock-based award activities	43,878	4,515	94,979	36,359

Net cash provided by financing activities	43,577	51,246	72,233	46,354

Effect of exchange rate changes on cash and cash equivalents	(7,311)	41,784	29,737	(14,385)

Net increase in cash and cash equivalents	843,787	1,485,060	1,281,943	3,254,679
Cash and cash equivalents at beginning of period	6,519,749	10,426,291	6,081,593	8,656,672

Cash and cash equivalents at end of period	$7,363,536	$11,911,351	$7,363,536	$11,911,351

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three Months Ended June 30, 2008						Three Months Ended June 30, 2009
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			272,776	(c)					293,070	(d)
Income from operations	$1,577,965	29.4%	$272,776		$1,850,741	34.5%	$1,873,894	33.9%	$293,070		$2,166,964	39.2%

			272,776	(c)					293,070	(d)
			(47,764	)(e)					(69,400	)(e)

Net income	$1,247,391		$225,012		$1,472,403		$1,484,545		$223,670		$1,708,215

Net income per share - diluted	$3.92				$4.63		$4.66				$5.36

Shares used in per share calculation - diluted	318,023				318,023		318,536				318,536

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $272.8 million of stock-based compensation expense recorded in the second quarter of 2008.
(d)	To eliminate $293.1 million of stock-based compensation expense recorded in the second quarter of 2009.
(e)	To eliminate income tax effects related to items noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three Months Ended June 30, 2009
Net cash provided by operating activities	$1,609,172
Less purchases of property and equipment	(139,437)

Free cash flow	$1,469,735

Net cash used in investing activities*	$(217,142)

Net cash provided by financing activities	$51,246

* includes purchases of property and equipment.

The following table presents our revenues by revenue source (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Advertising revenues:
Google web sites	$3,530,145	$3,652,628	$6,930,550	$7,345,451
Google Network web sites	1,655,280	1,683,500	3,341,421	3,321,542

Total advertising revenues	5,185,425	5,336,128	10,271,971	10,666,993
Licensing and other revenues	181,787	186,769	281,284	364,894

Revenues	$5,367,212	$5,522,897	$10,553,255	$11,031,887

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Advertising revenues:
Google web sites	66%	66%	66%	67%
Google Network web sites	31%	31%	31%	30%

Total advertising revenues	97%	97%	97%	97%
Licensing and other revenues	3%	3%	3%	3%

Revenues	100%	100%	100%	100%